EXHIBIT 23.1


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Waste Connections, Inc. registration statements listed below of our report dated February 9, 2000, with respect to the consolidated financial statements and schedule of Waste Connections, Inc. and Predecessors included in the Annual Report (Form 10-K) for the year ended December 31, 1999:

     Registration Statement (Form S-8 No. 333-72113) pertaining to the First Amended and Restated 1997 Stock Option Plan of Waste Connections, Inc.;

     Registration Statement (Form S-8 No. 333-63407) pertaining to the 1997 Stock Option Plan of Waste Connections, Inc.;

     Registration Statement (Form S-4 No. 333-65615);

     Registration Statement (Form S-4 No. 333-83825);

     Registration Statement (Form S-3 No. 333-87269); and,

     Registration Statement (Form S-3 No. 333-87703).


ERNST & YOUNG LLP

Sacramento, California
March 9, 2000